Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final for Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS 3.6% COMPARABLE STORE SALES INCREASE FOR THE HOLIDAY PERIOD

December 2010 Comparable Store Sales Increase 1.3%

ST. LOUIS, Mo. January 6, 2011 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 233 stores, today reported sales for the Holiday 2010 and December 2010 periods.

For Holiday 2010, the nine-week period from October 31, 2010 to January 1, 2011, net sales increased to $46.8 million from $45.8 million in the same period last year.  Comparable store sales (sales for stores open at least one year or more) for Holiday 2010 increased 3.6%, compared to an increase of 4.7% for Holiday 2009, the nine-week period from November 1, 2009 to January 2, 2010.

For December, the five-week period ended January 1, 2011, net sales increased to $30.1 million from $30.0 million in the same period last year.  Comparable store sales for December 2010 increased 1.3%, compared to an increase of 9.9% for December 2009, the five-week period ended January 2, 2010.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We continued our positive sales comparisons through the holiday season, driven by the ongoing strength in boots and dress shoes. We are especially pleased to maintain our positive trend as we anniversaried a 9.9% increase in December comparable store sales last year. As a result, Bakers delivered a 4.5% comparable store sales increase for the first five months of the fall season. We remain confident that our strategic growth initiatives will lead to sustainable improvements in our sales performance.”

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants through the next twelve months.  The Company’s most recent Quarterly Report on Form 10-Q, and the Company’s most recent Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 233 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.